UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2011

TRANZYME, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4819 Emperor Boulevard, Suite 400
Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-4760

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2011, the Board of Directors (the “Board”) of Tranzyme, Inc. (the “Company”) elected George B. Abercrombie to the Board to serve until the Company’s annual meeting of stockholders in 2012 or until his successor is duly elected and qualified. Mr. Abercrombie will also serve as a member of the Nominating and Corporate Governance Committee of the Board.  Brenda D. Gavin’s previously announced resignation from the Board and all committees thereof, tendered on May 19, 2011, became effective upon Mr. Abercrombie’s election.

As a non-employee director of the Company, Mr. Abercrombie is entitled to the compensation that the Company pays its non-employee directors. Under the Company’s non-employee director compensation policy, Mr. Abercrombie will receive $4,000 for each Board meeting attended in person, $3,000 for each Board meeting attended by telephone and $1,000 for each Board committee meeting attended.  In addition, in connection with Mr. Abercrombie’s election to the Board, it is expected that Mr. Abercrombie will be granted options to purchase 25,000 shares of the Company’s common stock (the “Welcome Grant”). 20% of the Welcome Grant vests immediately and 20% vests quarterly thereafter so that all options will be fully vested on the one year anniversary of the grant.

In addition, the Company expects to enter into an indemnification agreement with Mr. Abercrombie in connection with his election to the Board, which is expected to be in substantially the same form as that entered into with the other directors of the Company.

Mr. Abercrombie is not a party to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing Mr. Abercrombie’s election is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Tranzyme, Inc. dated September 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2011	Tranzyme, Inc.

	By:	/s/ Vipin K. Garg, Ph.D.
Vipin K. Garg, Ph.D.
President and Chief Executive Officer